Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Providence Service Corporation pertaining to the registration of 1,000,000 shares of common stock, par value $0.001 per share, of our reports dated March 13, 2008 appearing in the Annual Report on Form 10-K for the year ended December 31, 2007, relating to our audits of the consolidated financial statements and the financial statement schedule and internal control over financial reporting of The Providence Service Corporation and subsidiaries.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona

May 20, 2008